FORM 4
/__/
Check this box if no longer      U.S. SECURITIES and       OMB APPROVAL
subject to Section 16.          EXCHANGE COMMISSION       OMB NO. 3235-0287
Form 4 or Form 5               WASHINGTON, D.C. 20549     EXPIRES:
obligations may continue.                                 SEPT. 30, 1998
See Instruction 1(b).                                     EST. AVG. BURDEN
                                                          HOURS

               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940.

1.  Name and Address of Reporting Person*:

    Barton          Craig           William
    ----------------------------------------------
    (Last)          (First)         (Middle)

    1313 N. Webb Road, Suite 120
    ----------------------------------------------
    (Street Address)

     Wichita          Kansas             67206
    ----------------------------------------------
    (City)            (State)            (Zip)

2.  Issuer Name and Ticker or Trading Symbol:

    Stoico Restaurant Group, Inc.  (SRGI)

3.  IRS or Social Security Number of Reporting Person (Voluntary): 509527802

4. Statement for Month/Year:  December / 1996

5.  If Amendment, Date of Original (Month/Year):

6.  Relationship of Reporting Person to Issuer (Check all applicable):

     __X__   Director                     ____  10% Owner
     _____   Officer (give                ____  Other (specify
                      title below)                     below)

7.  Individual or Joint/Group Filing (Check applicable line):

    __X__  Form Filed by One Reporting Person
    _____  Form Filed by More than One Reporting Person

TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY
      OWNED

1.  Title of Security (Instr. 3):   COMMON STOCK

2.  Transaction Date(Month/Day/Year):  12/11/96

3.  Transaction Code(Instr.8):      CODE          V
                                   -------------------
                                      p


4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5):

    AMOUNT             (A) or (D)          PRICE
    -----------------------------------------------
    10,000                 A               $7.50


5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4):

    $10,000


6.  Ownership Form:   Direct (D)or Indirect (I)(Instr. 4):  D

7.  Nature of Indirect Beneficial Ownership (Instr. 4):


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly (Print or Type Responses)

*If the Form is filed by more than one Reporting Person, see Instruction
4(b)(v).

                                   PAGE 1 OF 2

FORM 4 (continued)  TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR
                               BENEFICIALLY OWNED (E.G., PUTS, CALLS,
                               WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

1. Title of Derivative Security (Instr. 3):

2. Conversion or Exercise Price of Derivative Security:

3. Transaction Date (Month/Day/Year):

4. Transaction Code (Instr. 8):   CODE          V
                                  ----------------




5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5):

          (A)              (D)
    --------------------------------



6. Date Exercisable and Expiration Date (Month/ Day/Year):

   Date Exercisable:
   Expiration Date:

7. Title and Amount of Underlying Securities (Instr. 3 and 4):

   Title:
   Amount or Number of Shares:

8. Price of Derivative Security (Instr. 5):

9.   Number of Derivative Securities Beneficially Owned at End of Month
     (Instr. 4):

10.  Ownership Form of Derivative Security;  Direct (D) or Indirect (I)
     (Instr. 4):

11.  Nature of Indirect Beneficial Ownership (Instr. 4):

Explanation of Responses:






                                /s/ Craig William Barton          01/10/97
                               ---------------------------        ---------
                               **Signature of Reporting Person   Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

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